Exhibit 99.1

Contacts: Investors: Emily Faucette Genomic Health 650-569-2824 investors@genomichealth.com

Media:

Victoria Steiner

Genomic Health

650-569-2499

media@genomichealth.com

Genomic Health Reports Double-Digit Revenue and Test Growth in Announcement of First Quarter 2016 Financial Results

19% Increase in Revenue; 16% Increase in Tests Delivered

Unparalleled Prospective Outcomes Evidence Drives Further Growth in U.S. Invasive Breast Business; 16% Increase in Revenue and 11% Increase in Test Volume

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif., May 4, 2016 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended March 31, 2016.

Revenue was $80.9 million in the first quarter of 2016, compared with $68.2 million in the first quarter of 2015, an increase of 19 percent.

U.S. revenue was $70.5 million in the first quarter of 2016, an increase of 22 percent, compared with the same period in the prior year.  Prostate test revenue in the U.S. of $2.6 million contributed to approximately 4 percent of the year-over-year growth.

International revenue was $10.4 million in the first quarter of 2016, compared with $10.4 million a year ago. International revenue on a constant currency basis increased by 2 percent compared with a year ago.

More than 29,510 Oncotype DX® test results were delivered in the first quarter of 2016, an increase of 16 percent, compared with more than 25,430 test results delivered in 2015. U.S. invasive breast tests delivered grew 11 percent and prostate tests delivered grew 18 percent compared with the prior year. International tests delivered grew 33 percent compared with the prior year and represented approximately 22 percent of total test volume in the first quarter of 2016.

“We delivered an exceptional quarter with 19 percent revenue growth, including 22 percent revenue growth in our U.S. business and 16 percent test growth worldwide, supporting our expectation to deliver double-digit test and revenue growth this year,” said Kim Popovits, Chairman of the Board, Chief Executive Officer and President of Genomic Health. “Additionally, we are completing analytical validation of our first liquid biopsy test and remain on track to expand our Oncotype IQ™ portfolio with the launch of Oncotype SEQ™ in mid-2016.”

Operating loss for the first quarter of 2016 was $8.8 million compared with $14.7 million for the first quarter of 2015. Net loss was $6.4 million for the first quarter of 2016 and includes a realized gain and tax benefit in the quarter from the company’s investment in a marketable security totaling $2.4 million. Basic and diluted net loss per share was $0.19 for the first quarter of 2016, compared with basic and diluted net loss per share of $0.30 for the same period in 2015.

Cash and cash equivalents and short-term investments at March 31, 2016 were $67.4 million excluding the fair value of the company’s investment in a marketable security of $18.9 million, compared with $76.8 million at December 31, 2015.

Recent Business Highlights

Oncotype DX Commercial Progress

•                  Established multiple private coverage arrangements for the Oncotype DX Genomic Prostate Score™, bringing the total number of prostate cancer covered U.S. lives to approximately 60 million.

•                  Expanded coverage of the Oncotype DX Breast Recurrence Score® for patients with 1-3 positive nodes to include 13.8 million additional lives through expanded medical policies, bringing the total number of node-positive covered U.S. lives to more than 175 million.

•                  The French Ministry of Health announced an access program for genomic tests, including Oncotype DX, for qualified patients with early-stage invasive breast cancer in public and private centers throughout France. This reimbursement will be funded through a research budget provided by the Ministry of Health and dedicated to cover innovative diagnostics, specifically breast cancer gene expression tests.

•                  The German Association of Gynecological Oncology’s (AGO’s) treatment guidelines were updated to recognize Oncotype DX as the only multi-gene breast cancer test with 1A evidence, the highest level. The AGO guidelines also reconfirmed Oncotype DX as the only multi-gene expression test validated to provide predictive information on the likelihood of chemotherapy benefit for women with early-stage, hormone-receptor positive, HER2-negative invasive breast cancer.

Pipeline, Presentations and Publications

•                  In March, the Journal of Clinical Oncology published three-year clinical outcome results from the PlanB study led by the West German Study Group (WSG), which demonstrated that women with Oncotype DX Recurrence Score results of 11 or less had excellent outcomes with 98 percent disease-free survival rates at three years, despite having high-risk disease by traditional parameters. Additionally, the WSG investigators presented positive five-year PlanB clinical outcome results in a plenary oral presentation at the 10th European Breast Cancer Conference in Amsterdam.

•                  Results from three international Oncotype DX decision impact studies were recently published demonstrating that physicians in the UK, Turkey and Hong Kong changed treatment recommendations in up to 49 percent of cases, resulting in an overall reduction in the recommended use of chemotherapy.

•                  Presented or received acceptance to present Oncotype DX Genomic Prostate Score data at each major Urological meeting this past year including the European Association of Urology Congress, the Society of Urological Oncology, the American Society of Clinical Oncology (ASCO) GU Cancers Symposium and the American Urological Association Annual Meeting. This growing body of evidence continues to reinforce the value of the Genomic Prostate Score in providing additional information on the biologic risk of aggressive disease beyond traditional factors.

•                  Received acceptance to present seven abstracts at the upcoming ASCO Annual Meeting June 3-7, including studies in breast and prostate cancer.

Conference Call Details

To access the live conference call today, May 4, at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1 (224) 357-2389 internationally. The conference ID is 92699767. Please dial in approximately ten minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is the world’s leading provider of genomic-based diagnostic tests that address both the overtreatment and optimal treatment of cancer, one of the greatest issues in healthcare today. With its Oncotype IQ™ Genomic Intelligence Platform, the company is applying its world-class scientific and commercial expertise and infrastructure to lead the translation of clinical and genomic big data into actionable results for treatment planning throughout the cancer patient journey, from diagnosis to treatment selection and monitoring. The Oncotype IQ portfolio of genomic tests and services currently consists of the company’s flagship line of Oncotype DX gene expression tests that have been used to guide treatment decisions for more than 600,000 cancer patients worldwide. Genomic Health is expanding its test portfolio to include additional liquid and tissue-based tests. The company is based in Redwood City, California, with international headquarters in Geneva, Switzerland. For more information, please visit, www.GenomicHealth.com and follow the company on Twitter: @GenomicHealth, Facebook, YouTube and LinkedIn.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating the company’s beliefs regarding its liquid biopsy platform and the timing of a liquid biopsy test; the company’s intent to continue investing in its current product lines in the U.S. and international markets; the attributes and focus of the company’s product pipeline; the ability of any potential tests the company may develop to optimize cancer treatment; and the ability of the company to develop and commercialize additional tests in the future. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the risks and uncertainties associated with the regulation of the company’s tests; the results of clinical studies and their impact on reimbursement and adoption; the applicability of clinical study results to actual outcomes; the company’s ability to develop and commercialize new tests and expand into new markets domestically and internationally; the risk that the company may not obtain or maintain sufficient levels of reimbursement, domestically or abroad, for its existing tests and any future tests it may develop; the risks of competition; unanticipated costs or delays in research and development efforts; the company’s ability to obtain capital when needed and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s annual report on Form 10-K for the year ended December 31, 2015. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX, Recurrence Score, DCIS Score, Oncotype SEQ, and Oncotype IQ are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

GENOMIC HEALTH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
	(Unaudited)
REVENUES:
Product revenues — United States	$70,495	$57,717
Product revenues — Outside of the United States	10,399	10,435
Total revenues	80,894	68,152

OPERATING EXPENSES (1):
Cost of product revenues	15,800	12,762
Research and development	15,963	19,118
Selling and marketing	39,500	35,352
General and administrative	18,438	15,589
Total operating expenses	89,701	82,821

Loss from operations	(8,807)	(14,669)

Interest income	78	54
Gain on sales of marketable securities	1,333	—
Other income (expense), net	87	(374)
Loss before income taxes	(7,309)	(14,989)

Income tax expense (benefit)	(958)	(5,496)
Net loss	$(6,351)	$(9,493)
Basic and diluted net loss per share	$(0.19)	$(0.30)
Shares used in computing basic and diluted net loss per share	32,900	32,055

(1)         Included in operating expenses for the first quarter of 2016 were non-cash charges of $6.7 million, including $4.5 million of stock-based compensation expense and $2.2 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2015 of $5.9 million, including $4.2 million of stock-based compensation expense and $1.7 million of depreciation and amortization expenses.

GENOMIC HEALTH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of March 31, 2016	As of December 31, 2015
	(Unaudited)

Cash and cash equivalents	$30,705	$32,533
Short-term marketable securities (1)	55,671	62,410
Accounts receivable, net	38,829	37,164
Prepaid expenses and other current assets	11,352	10,843
Total current assets	136,557	142,950

Property and equipment, net	39,311	39,746
Other assets	1,853	1,921
Total assets	$177,721	$184,617

Accounts payable	$4,702	$8,585
Accrued expenses and other current liabilities	32,360	33,656
Deferred revenues	374	431
Other liabilities	2,874	2,410
Stockholders’ equity	137,411	139,535
Total liabilities and stockholders’ equity	$177,721	$184,617

The condensed consolidated balance sheet at December 31, 2015 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2015.

(1) Included in short-term marketable securities as of March 31, 2016 and December 31, 2015 was $18.9 million and $18.1 million, respectively, of corporate equity securities, representing the Company’s investment in Invitae Corporation.